Bubblr Re-Appoints Founder Stephen Morris to its Board of Directors

NEW YORK, January 26th, 2023 (GLOBE NEWSWIRE) -- via NewMedia Wire -- Bubblr Inc., (OTC PINK: BBLR), ("Bubblr" or the "Company"), an ethical technology company focused on the development and commercialization of mobile-first technologies, today announced it has re-appointed Stephen Morris, Company Founder and Chief Platform Officer, to its board of directors. Leveraging his deep understanding of Bubblr’s intellectual property and technology, Mr. Morris will be integral to helping shape the future direction of the Company.

“It’s the right time for me to rejoin the Board to ensure that Bubblr delivers on the long-term goal of the Company to change the way we use the Internet,” said Mr. Morris.

Bubblr Board Chair Matt Loeb noted, “Bubblr is at a pivotal moment its history. Steve’s vision for the Company and his technical insights will be important to evolving Bubblr’s future. There are further developments soon to be announced.”

About Bubblr, Inc.

Bubblr, Inc. is an ethical technology company that is on a mission the fix a broken internet. It is building an open-source Ethical Web platform that is the technological manifestation of its very valuable granted patents. This platform will make available open-source app templates for licensees to build their own apps or integrate the functionality into existing apps.

Important Cautions Regarding Forward Looking Statements This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words' estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition, and other material risks.

Contact:
Stephanie Prince
PCG Advisory
646-863-6341